EXHIBIT 10.23

Executive Employment Agreement between the Company and Soo Hong Jeong dated August 24, 2001, as amended March 18, 2004, November 28, 2005 and June 9, 2006.

     This Agreement is entered into as of the 24th day of August, 2001, by and between PHOTRONICS, INC., a corporation organized and existing under the laws of the state of Connecticut, having a place of business at 15 Secor Road, P.O. Box 5226, Brookfield, CT  06804 (the "Company") and Mr.  SOO HONG JEONG, an individual resident of the Republic of Korea ("Korea") with resident registration no. 550718-1031233, currently domiciled at Kyunggi-do, Sungnam-si, Bundang-gu, Gumi-dong, Samik Park Villa, Suite 202 ("Jeong").

     WHEREAS, the Company currently owns approximately 51% of the outstanding common shares of PKL, a corporation organized and existing under the laws of Korea ("PKL"):

     WHEREAS, Jeong has assisted the Company in relation to the Company's efforts to acquire the share ownership of PKL as set forth above;

     WHEREAS, the Company will cause PKL to continue to employ Jeong in his present capacity as President and Chief Executive Officer (CEO) of PKL and on the same terms as his existing agreement with PKL attached hereto as Exhibit A, except as set forth in this Agreement.

     NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.  Services.  In consideration of Jeong's assistance for the Company in relation to the Company's and/or Affiliates of the Company (as defined below) in collectively acquiring over fifty percent (50%) of the issued and outstanding share ownership of PKL and in recognition of Jeong's contribution for the past and future growth of PKL, and subject to Article 8 hereunder, the Company will cause PKL to continue to employ Jeong as President and CEO of PKL for a period of five (5) years commencing on the date hereof (the "Employment Period").  Provided, that following the fourth (4th) year of the Employment Period, the parties may mutually agree to extend Jeong's employment with the Company for an additional two (2) year period or more, upon terms and conditions to be mutually agreed upon by the parties.

For purposes of this Agreement, the term "Affiliate" shall have the same meaning hereunder as the term is defined by the United States Securities and Exchange Commission.

2.  Annual Salary.  During the Employment Period, Jeong shall be paid a gross base salary equal to his per annum salary at the commencement of the Employment Period.  For clarification, the above base salary does not include any other cash or non-cash benefits that Jeong may obtain from PKL in relation to his services for PKL (see article 4 below).

3.  The Shares.  In consideration of Jeong's assistance for the Company and/or Affiliates as set forth in Article 1 above and his past and future contributions to the growth of PKL, Jeong shall receive from the Company (i) one hundred thousand (100,000) shares of the common stock of PKL, or the equivalent value in Photronics, Inc. common shares (the "Shares") and (ii) cash in Korean Won in the amount equivalent to the total price of fifty thousand (50,000) shares of the common stock of PKL.  For purposes of this Section 3, the share value for calculating the value of PKL common stock or the equivalent value of Photronics, Inc.  common shares, as the case may be, shall be the closing market price of such shares as of the effective date of this Agreement in their respective markets and time zones.  For avoidance of doubt, the Shares shall not include any shares of PKL currently owned by Jeong.  The delivery of, and the transfer of the title to, the Shares to Jeong shall be completed as soon as practicable (but not later than fifteen (15) days) from the date hereof.  Provided that in carrying out the transfer of Shares under Article 3 hereof, the Company will fully cooperate with Jeong in reducing Jeong's tax liability under Korean law including, but not limited to, adjusting the time and method of transfer of the Shares.  Provided further, that the Company shall not be obligated to cooperate in any transfer method that may cause any adverse financial consequences to the Company.

Provided, however, that Jeong shall not:

(a)  During the term of the Employment Period and for two (2) years thereafter, create any lien, mortgage, security interest, pledge encumbrance, preemptive right, charge in the nature of a lien or security interest, or option or other contract to give any of the foregoing on, over or affecting all or any of the Shares;

(b)  During the term of the Employment period and for two (2) years thereafter, assign, convey, sell, transfer or otherwise dispose of all or any or the Shares of any legal or beneficial interest therein, or agree, whether conditionally or otherwise, to do any of the foregoing, without first notifying the Company in writing of his intent to sell, transfer or otherwise dispose of all or any of his Shares and offering the Company the opportunity on not less than (10) business days notice to purchase the same on the same terms and conditions as a bona fide third party;

(c)  Offer to sell any of the Shares to any third party during the first (1st) year of the Employment Period; and

(d)  Offer to sell more than ten-percent (10%) of the Shares in any other year of the Employment Period.  Provided, that Jeong may sell the Shares above each yearly restriction by accumulating those Shares that were not sold in a prior year.

4.  Other Benefits.  In addition to his annual salary and the Shares, Jeong shall continue to receive other benefits as President and CEO from PKL as described in his existing employment agreement, including, but not limited to, an annual education allowance for the education of his children at the commencement of the Employment Period.

5.  Non-Competition and Other Matters.

a)  Jeong agrees that during the period of his employment with the Company and for a period of two (2) years thereafter, ("Restrictive Period"), he shall not, without the prior written consent of the Company, directly as principal, partner, director, officer, stockholder, consultant, agent or otherwise, or though any corporation, partnership, or other entity engage or participate in, or assist in any manner or in any capacity, or have any interest in, or otherwise be related with, any person, firm, corporation, association, or other entity located in the Pacific Rim engaged in any business competing with the business of the Company or any subsidiary of the Company or PKL as such business exists as of the date of termination of Jeong's employment.  For purposes of this Article 5, the term "Pacific Rim" shall be understood to include S. Korea, China, Taiwan, Australia and New Zealand.

b)  During the Restrictive Period, Jeong also agrees that he will not directly, or indirectly, hire any employees or otherwise solicit the employment of any persons that were employed by PKL at the commencement of that date, and

c)  During the term of the Employment Period and thereafter, Jeong shall maintain in confidence and not use or disclose any proprietary or confidential information of PKL including, but not limited to financial information, marketing and sales information, customer lists, technical and engineering information, and business strategies.

6.  Confidentiality.  Jeong agrees that he will not at any time disclose to any third party the existence of this Agreement or the terms contained herein, without the express written consent of the Company.

7.  Independent Contractor.  Jeong  represents to the Company that the services he will be providing to PKL in accordance with the provisions of this Agreement do not conflict with any existing contracts or obligations that he may have with any third party and he shall always perform his services in accordance with the applicable laws.

8.  Termination.  This Agreement may be terminated by the Company upon reasonable advanced notice to Jeong and the Company may procure termination of Jeong's services as President and CEO of PKL, in the event that any of the following substantially interferes with PKL's business or Jeong's ability to perform as President and CEO:

(i)   Jeong's physical disability or mental incapacity;

(ii)  Jeong's criminal activity;

(iii) Jeong's reckless breach of his fiduciary duty to the Company.

9.  Consequences of Termination.

(a)  In the event that Jeong is terminated by the Company without cause prior to the expiry of the Employment Period, the Company shall cause PKL to compensate Jeong for the remaining terms of the Employment Period pro rata based on his then-present salary.  Provided, however, that such pro rata compensation shall in no event be less than the equivalent of Jeong's one (1) year salary;

(b)  In the event Jeong is terminated by the Company for reasons other than causes set forth in Article 8 hereof, he shall immediately be relieved of the duties and obligations under Article 3(d) and Article 5 hereof.

10. Governing Law.   This Agreement and all disputes arising out of or in connection with this Agreement shall be governed by, interpreted under, and construed and enforceable in accordance with the laws of the Republic of Korea.

11. Entire Agreement.  This Agreement constitutes the entire understanding and agreement between the Company and Jeong with respect matters herein described and supersedes any and all prior or contemporaneous representations, communications, understandings and agreements, whether written or oral, between the Company and Jeong with respect to the subject matter hereof.  This Agreement may not be modified without the consent in writing by both parties.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

PHOTRONICS, INC.

By:        /s/Constantine Macricostas
Name:  Constantine Macricostas
Title:     Chairman

/s/ SH Jeong
SH Jeong

CONFIDENTIAL

March 18, 2004

Soo Hoo Jeong
#202 Sam-Ik Park Villa
248 Gumi-Dong
Bundang, Seongnam, Kyeonggi
Korea 463-802

Re: Your Presidency of Photronics, Inc. Asian Operations

Dear S. H.:

     This will confirm our recent discussions and the proposal of Photronics, Inc. for you to assume the responsibilities and position as President of Photronics, Inc. Asian Operations, reporting to the Chief Executive Officer of Photronics, Inc.

     Currently, you are receiving the following compensation for your position as Chairman, President and Chief Executive Officer of PK Limited:

1.  Annual Salary: USD $212,000 (at current exchange rate).

2.  Contribution to retirement fund: USD $70,642 per year.

3.  Tuition reimbursement: USD $44,620 per year.

4.  Statutory annual two-month bonus.

5.  Car and driver.

6.  Access to two country clubs in Korea through PK Limited company membership paid by PK Limited.

     As we discussed, we propose the following subject to your acceptance of this letter:

1.  Photronics, Inc. will, as part of your new compensation package, increase your salary to $250,000 per year.  There will be a proportionate increase in the contribution to your retirement fund.

2.  In addition, Section Three of your current agreement with Photronics, Inc. dated August 24, 2001, (the "Agreement") provides a grant to you of 96,000 shares of stock in Photronics, Inc., which you have accepted.  The conditions of that grant, as provided in the Agreement, are that you cannot sell more than 10% of the shares in any year of your Employment Period, as defined in the Agreement, but may accumulate shares that were not sold in a prior year.  You've currently accumulated the right to sell 20,000 shares under the agreement.  As we discussed, Photronics will release an additional 36,000 shares from the restrictions of the agreement immediately, subject of course to SEC reporting rules and Photronics, Inc. blackout periods.  Photronics will accelerate the release of additional shares during the Employment Period under the Agreement, as follows:

A.  If the price of the shares of Photronics stock, as traded on the NASDAQ, reaches $25.00 for at least 10 days within any 30 day period, then Photronics will release an additional 20,000 shares from the restrictions under the Agreement.

B.  If the price of the shares of Photronics stock, as traded on the NASDAQ, reaches $30.00 for at least 10 days within any 30 day period, then we will release an additional 20,000 shares under the Agreement.

C.  If neither A nor B above occurs within one (1) year from the date of this letter, Photronics shall release an additional 20,000 shares from the restrictions under the Agreement on that first anniversary.  If neither A nor B occurs between the first anniversary and the second anniversary of this letter, Photronics shall release an additional 20,000 shares from the restrictions under the Agreement on the second anniversary.

     Otherwise, the terms and conditions of the Agreement will prevail.

3.  You will also be eligible for a bonus of up to $100,000 at the end of the current Photronics, Inc. fiscal year, subject to our establishment of mutually acceptable business objectives for you, and your achievement of those objectives or a pro-rata portion thereof.

4.  In addition, we will give you 15,000 options to purchase Photronics stock, the grant date to be as of the date you accept this letter.  The options will vest over a four year period.

5.  For your additional responsibilities, you will also be paid an additional $60,000 per year in the U.S.  We will discuss with you the process for payment of this compensation to you.  During the next six months the Compensation Committee of the Board of Directors of Photronics, Inc. will retain a consulting firm to evaluate the compensation of the senior executives at Photronics, Inc., including your compensation.  At that time the Compensation Committee will review your agreement in light of the advice received from the firm.  At some point in the future, Photronics, Inc. may adopt, for senior executives, minimum ownership requirements for stock in Photronics, Inc.

6.  Your title will be President of Photronics Asia Operations, which now includes Singapore, Taiwan, China, Japan and of course Korea, as well as your current title with PKL.

7.  The terms of this offer shall be governed by the laws of the State of Connecticut, U.S.A., without regard for conflicts of law rules.

     We look forward to your acceptance of our offer of this additional compensation.  Please indicate your acceptance by signing the enclosed copy of this letter and returning it to the undersigned.

     If you have any questions, please feel free to contact me.

Sincerely,

/s/ Constantine S. Macricostas
Constantine S. Macricostas
Chairman and Chief Executive Officer

Agreed:   /s/ Soo Hoo Jeong
                Soo Hoo Jeong

Date:   March 19, 2004

CONFIDENTIAL

November 28, 2005

Soo Hong Jeong
# 202 Sam-Ik Park Villa
248 Gumi-Dong
Bundang, Seongnam, Kyeonggi
Korea 463-802

RE:  Amendment of Your Compensation Package

Dear S.H.:

This will confirm our recent discussions and our amendment of your compensation for your position as President of Photronics, Inc. Asia Operations, reporting to the Chief Executive Officer of Photronics, Inc.

Currently, you are receiving the following compensation for your position as President of Photronics, Inc. Asia Operations:

1.  Annual Salary: USD $298,000 (at current exchange rate).

2.  Compensation related to additional U.S. responsibilities:  USD $60,000 per year.

3.  Contribution to Korean retirement fund: USD $97,000 per year.

4.  Tuition reimbursement: USD $44,620 per year.

5.  Annual Bonus opportunity: up to $100,000.

6.  Statutory annual two month bonus in Korea.

7.  Car and driver.

8.  Access to two country clubs in Korea through PK Limited company membership paid by PK Limited.

As we discussed, we agree to the following:

1.  This will confirm your salary of USD $298,000 per year (Annual Salary).  There is a proportionate increase in the annual contribution to your Korean retirement fund.

2.  You now will be eligible for a bonus of up to an amount equal to your Annual Salary, to be determined at the end of the each Photronics fiscal year, subject to your achievement of established business objectives or a pro-rata portion thereof. This amount shall include any statutory bonus payable to you in Korea at PK Limited.

3.  You will also continue to be paid an additional $60,000 per year in the U.S. for your U.S. related responsibilities, as part of your Annual Salary.

To summarize your Photronics, Inc. stock and option grants to date, you have received 150,000 options to purchase shares of Photronics, Inc.  You have also received, pursuant to your agreement with Photronics, Inc. dated August 24, 2001, 96,000 shares of restricted stock.  All shares of restricted stock have been released from their restrictions pursuant to the agreement between you and Photronics, Inc. dated March 18, 2004.  A summary of your Photronics, Inc. options and restricted stock grants will be sent under separate cover.

As always, the terms of this amendment shall be governed by the laws of the State of Connecticut, U.S.A., without regard for conflict of law rules.  This letter shall amend your agreements with Photronics, Inc. dated August 24, 2001 and March 18, 2004, and shall be effective only for the duration of Photronics 2006 Fiscal Year (which begins on October 31, 2005 and will end on October 29, 2006).  Except as amended in this or prior agreements, such prior agreements shall remain unchanged.

We look forward to your confirmation of this amendment to your compensation.  Please indicate your acceptance by signing the enclosed copy of this letter and returning it to the undersigned.

If you have any question, please feel free to contact me.

Sincerely,
Photronics, Inc.

By:  /s/ Michael J. Luttati
        Michael J. Luttati
        Chief Executive Officer

Agreed:
/s/ Soo Hong Jeong
Soo Hong Jeong

Date:  January 10, 2006

CONFIDENTIAL

June 9, 2006

Soo Hoo Jeong
#202 Sam-Ik Park Villa
248 Gumi-Dong
Bundang, Seongnam, Kyeonggi
Korea 463-802

Re:  Amendment to Your Compensation Package

Dear S. H.:

     This will confirm our recent discussions and our amendment of your compensation for your position as President of Photronics, Inc. Asia Operations, reporting to the Chief Executive Officer of Photronics, Inc.

     Until your most recent salary increase effective as of the May 2006 PKL payroll, you were receiving the following compensation for your position as President of Photronics, Inc. Asia Operations:

1.  Annual Salary: USD $298,000 (at current exchange rate).

2.  Compensation related to additional US responsibilities:  USD $60,000 per year.

3.  Contribution to Korean retirement fund: USD $97,000 per year.

4.  Tuition reimbursement: USD $44,620 per year.

5.  You are eligible for a bonus of up to an amount equal to your Annual Salary, to be determined at the end of each Photronics fiscal year, subject to your achievement of established business objectives or a pro-rata portion thereof.  This amount shall include any statutory bonus payable to you in Korea at PK Limited.

6.  Statutory annual two-month bonus in Korea.

7.  Car and driver.

8.  Access to two country clubs in Korea through PK Limited company membership paid by PK Limited.

     As we discussed, we agree to the following changes to the above:

1.  This will confirm the increase in your annual salary to USD $321,840 per year (Annual Salary) effective as of the May 2006 PKL payroll.  There is a proportionate increase in the annual contribution to your Korean retirement fund.

2.  Your compensation in the U.S. for your U.S. related responsibilities shall be increased to $64,800 per year as part of your Annual Salary, effective as of April 29, 2006.

     To summarize your Photronics, Inc. stock and options grants to date, you have received 150,000 options to purchase shares of Photronics, Inc.  You have also received, pursuant to your agreement with Photronics, Inc. dated August 24, 2001, 96,000 shares of restricted stock.  All shares of restricted stock have been released from their restrictions pursuant to the agreement between you and Photronics, Inc. dated March 18, 2004.

     You have recently been sent under separate cover, an option grant agreement for 90,000 options to purchase shares of Photronics, Inc. dated June 2, 2006 at a $17.02 grant price, with vesting 25% each year over four years, and a restricted stock award agreement for 30,000 shares of Photronics, Inc., vesting 12.5% each year over eight years.  A summary of your Photronics, Inc. options and restricted stock is enclosed.

     As always, the terms of this amendment shall be governed by the laws of the State of Connecticut, USA, without regard for conflict of law rules.  This letter shall amend your agreements with Photronics, Inc. dated August 24, 2001, March 18, 2004 and November 28, 2005, and shall be effective only for the duration of Photronics 2006 Fiscal Year (which began on October 31, 2005 and will end on October 29, 2006).  Except as amended in this or prior agreements, such prior agreements shall remain unchanged.

     We look forward to your confirmation of this amendment to your compensation.  Please indicate your acceptance by signing the enclosed copy of this letter and returning it to the undersigned.

     If you have any questions, please feel free to contact me.

Sincerely,
Photronics, Inc.

By:  /s/ Michael J. Luttati
       Michael J. Luttati
       Chief Executive Officer

Agreed:

By:  /s/ Soo Hoo Jeong
        Soo Hoo Jeong

Date:  June 17, 2006